Exhibit 2.3
DESCRIPTION OF RIGHTS OF EACH CLASS OF SECURITIES REGISTERED
UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Set forth below is a summary of certain information concerning the share capital of Arm Holdings plc (the “Company,” “we,” “us” or “our”) as well as a description of provisions of our articles of association (the “Articles”), which are filed as Exhibit 1.1 to our Annual Report on Form 20-F for the year ended March 31, 2024 (the “Annual Report”), the deposit agreement for our American depositary shares (“ADSs”), each of which represents the right to receive one ordinary share, nominal value £0.001 per share (a “ordinary share”), of the Company, which deposit agreement is filed as Exhibit 2.1 to the Annual Report (the “deposit agreement”), and relevant provisions of English law. Because the following is only a summary, it does not contain all of the information that may be important to you. The summary includes certain references to and descriptions of material provisions of the Articles, the deposit agreement and English law in effect as of the date of the Annual Report. The summary below does not purport to be complete and is qualified in its entirety by reference to applicable English law, the Articles and the deposit agreement.
Ordinary Shares
The following summarizes the rights of holders of our ordinary shares:
•each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;
•the holders of our ordinary shares are entitled to receive notice of, attend, speak and vote at our general meetings, provided that we may determine that only those persons entered into the register of members at the close of business on a day decided by us (being no more than 21 clear days before the day that notice of the meeting is sent) will be entitled to receive such notice; and
•the holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared in accordance with the Articles.
See also “—Articles of Association” below.
Register of members
We are required by the U.K. Companies Act 2006 (the “Companies Act”) to keep a register of our shareholders. Under English law, the ordinary shares are deemed to be issued when the name of the shareholder is entered in the register of members. The register of members therefore is prima facie evidence of the identity of our shareholders, and the shares that they hold. The register of members generally provides limited, or no, information regarding the ultimate beneficial owners of our ordinary shares. Our register of members is maintained by our registrar, Computershare Investor Services Plc.
Holders of the ADSs will not be treated as our shareholders and their names will therefore not be entered in our register of members. The depositary for our ADSs (the “depositary”), the custodian or their nominees will be the holder of the ordinary shares underlying the ADSs. Pursuant to the terms of the deposit agreement, holders of the ADSs have a right to receive the ordinary shares underlying their ADSs. For discussion on the ADSs and ADS holder rights, see “Description of American Depositary Shares” below.
Under the Companies Act, we must enter an allotment of shares in our statutory books as soon as practicable and in any event within two months of the allotment. We are required by the Companies Act to register a transfer of shares (or give the transferee notice of and reasons for refusal as the transferee may reasonably request) as soon as practicable and in any event within two months of receiving notice of the transfer.

We, any of our shareholders or any other affected person may apply to the court for rectification of the register of members if:
•the name of any person, without sufficient cause, is wrongly entered in or omitted from our register of members; or
•there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a member.
Preemptive Rights
English law generally provides shareholders with statutory preemptive rights when new shares are issued for cash; however, it is possible for a company’s articles of association, or shareholders at a general meeting representing at least 75% of the ordinary shares present (in person or by proxy) and voting at that general meeting, to disapply these preemptive rights. Such a disapplication of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the disapplication is contained in the articles of association, or from the date of the shareholder resolution, if the disapplication is by shareholder resolution. In either case, the disapplication would need to be renewed by the company’s shareholders upon its expiration (i.e., at least every five years). On August 25, 2023, our shareholders approved the disapplication of preemptive rights for a period ending August 25, 2028, which disapplication will need to be renewed upon expiration (i.e., at least every five years) to remain effective, but may be sought more frequently for additional five-year terms (or for any shorter period).
Articles of Association
Below is a summary of certain provisions of the Articles. The summary below is not a complete copy of the terms of the Articles and is qualified in its entirety by reference to the Articles.
Voting Rights
Subject to any rights or restrictions attached to any shares from time to time, the general voting rights attaching to shares are as follows:
•any resolution put to the vote at a general meeting must be decided exclusively on a poll; on a poll, every shareholder who is present in person or by proxy or corporate representative will have one vote for each share of which they are the holder. A shareholder entitled to more than one vote on a poll need not, if they vote, use all their votes or cast all the votes in the same way; and
•if two or more persons are joint holders of a share, then in voting on any question the vote of the senior shareholder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority is determined by the order in which the names of the holders stand in the register of members.
Restrictions on Voting
Unless the Board of Directors of the Company (the “Board of Directors”) decides otherwise, no shareholder will be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by them unless all calls or other sums payable by them in respect of that share have been paid.
The Board of Directors may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder must (subject to at least 14 clear days’ notice specifying the time or times and place of payment) pay at the time or times so specified the amount called on their shares.

If any shareholder, or any other person interested in shares, has been served with a notice under section 793 of the Companies Act and is in default for a period of 14 days in supplying to us the information required by that notice, then, unless the Board of Directors otherwise determines, in respect of those shares held by such shareholder, such shareholder will not be entitled to vote personally or by proxy at a general meeting or exercise any other right in relation to a general meeting.
Dividends
We may, subject to the provisions of the Companies Act and the Articles, by ordinary resolution of the shareholders of the Company declare final dividends out of profits available for distribution in accordance with the respective rights of shareholders, but no such dividend may exceed the amount recommended by the Board of Directors.
The Board of Directors may from time to time pay shareholders such interim dividends as appears to the Board of Directors to be justified by the profits available for distribution (including any dividends at a fixed rate).
The Board of Directors may retain all or part of any dividend or other sum payable on or in respect of a share on which the Company has a lien in respect of which the Board of Directors are entitled to issue an enforcement notice. Sums so deducted can be used to pay amounts owing to the Company in respect of the shares.
Subject to any special rights attaching to or the terms of issue of any share, no dividend or other moneys payable by us on or in respect of any share will bear interest against us. Any dividend unclaimed after a period of 12 years from the date such dividend became due for payment will be forfeited and will revert to us.
Dividends may be declared or paid in any currency and the Board of Directors may decide the rate of exchange for any currency conversions that may be required, and how any costs involved are to be met.
The Board of Directors may, by ordinary resolution of the shareholders of the Company, offer to shareholders the right to elect to receive an allotment of ordinary shares credited as fully paid in lieu of the whole or part of a dividend.
The Board of Directors may, by ordinary resolution of the shareholders of the Company, direct that payment of any dividend declared may be satisfied wholly or partly by the distribution of assets, including in particular of paid up shares or debentures of any other company.
Depositary Arrangements
The Articles provide for depositary arrangements and allow for the operation of the deposit agreement with the depositary, as well as to facilitate the acquisition of shares through ADSs, including a requirement to vote on a poll.
Change of Control
There is no specific provision in the Articles that would have the effect of delaying, deferring or preventing a change of control.
Variation of Rights
All or any of the rights and restrictions attached to any class of shares issued may be varied or abrogated with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class (excluding any shares held as treasury shares) or by special resolution passed at a separate general meeting of the holders of such shares, subject to the Companies Act and the terms of their issue. The Companies Act provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should an aggregate of not less than 15% of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation will have no effect unless and until it is confirmed by the court.

Alteration of Share Capital
We may, by ordinary resolution of the shareholders of the Company, consolidate all or any of our share capital into shares of larger amount than our existing shares, or sub-divide our shares or any of them into shares of a smaller amount. We may, by special resolution of the shareholders of the Company, confirmed by the court, reduce our share capital or any capital redemption reserve or any share premium account in any manner authorized by the Companies Act. We may redeem or purchase all or any of our shares as described in “—Other Relevant English Law Considerations—Purchase of Own Shares.”
Allotment of Shares and Preemption Rights
Subject to the Companies Act and to any rights attached to existing shares, any share may be issued with or have attached to it such rights and restrictions as we may by ordinary resolution determine, or if no ordinary resolution has been passed or so far as the resolution does not make specific provision, as our Board of Directors may determine (including shares which are to be redeemed, or are liable to be redeemed at our option or the holder of such shares).
In accordance with section 551 of the Companies Act, the Board of Directors may be generally and unconditionally authorized to exercise for each prescribed period of up to five years all the powers of the Company to allot shares up to an aggregate nominal amount equal to the amount stated in the relevant ordinary resolution authorizing such allotment.
The provisions of section 561 of the Companies Act (which confer on shareholders rights of preemption in respect of the allotment of equity securities which are paid up in cash) apply to the Company except to the extent disapplied for a period of up to five years by special resolution of the shareholders of the Company.
Lien and Forfeiture
The Company will have a first and paramount lien on every share (not being a fully paid share) for all moneys payable to the Company (whether presently or not) in respect of that share. The Company may sell, in such manner as the Board of Directors determines, any share on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within the due date for payment. Subject to the terms of the allotment, the Board of Directors may from time to time make calls on the members in respect of any moneys unpaid on their shares.
Each member must (subject to receiving at least 14 clear days’ notice) pay to the Company the amount called on his or her shares. If a call or any installment of a call remains unpaid in whole or in part after it has become due and payable, the Board of Directors may give the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice must name the place where payment is to be made and must state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.
Transfer of Shares
Any shareholder holding shares in certificated form may transfer all or any of their shares by an instrument of transfer in any usual or common form or in any other manner which is permitted by the Companies Act and approved by the Board of Directors. Any written instrument of transfer must be signed by or on behalf of the transferor and, in the case of a share which is not fully paid up, the transferee.
All transfers of uncertificated shares must be made in accordance with and subject to the provisions of the Uncertificated Securities Regulations 2001 (the “Uncertificated Securities Rules”) and the facilities and requirements of its relevant system. The Uncertificated Securities Rules permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system.

The Board of Directors may, in its absolute discretion, decline to register any transfer of any share in certificated form unless:
•it is for a share which is fully paid up;
•it is for a share upon which the Company has no lien;
•it is only for one class of share;
•it is in favor of a single transferee or no more than four joint transferees;
•it is duly stamped (if this is required); and
•it is lodged at our registered office or such other place as the Board of Directors may decide, accompanied by the certificate for shares to which it relates or such other evidence (if any) as the Board of Directors may reasonably require to prove the title of the transferor or, if the transfer is executed by some other person on their behalf, the authority of that person to do so.
Directors
Subject to the Articles and the Companies Act, the Company may by ordinary resolution appoint a person who is willing to act as a director and the Board of Directors has the power at any time to appoint any person who is willing to act as a director, in both cases either to fill a vacancy or as an addition to the existing Board of Directors, provided the total number of directors may not exceed any maximum number imposed in accordance with the Articles.
Under the shareholder governance agreement (the “Shareholder Governance Agreement”) we entered into with SoftBank Group Corp. (“SoftBank Group”), SoftBank Group has the right to designate a certain number of candidates for election to our Board of Directors based on its and its affiliates’ ownership of our outstanding ordinary shares, provided that a certain number of such candidates must be “independent” under law or stock exchange rules applicable to our directors at the time of such nomination. SoftBank Group’s designation rights are as follows:

Ownership of our outstanding ordinary shares:	Number of SoftBank Group candidates for election to our Board of Directors:	Number of SoftBank Group candidates that must be independent:
Greater than 70%	7	3
Less than or equal to 70% and greater than 60%	6	2
Less than or equal to 60% and greater than 50%	5	1
Less than or equal to 50% and greater than 40%	4	0
Less than or equal to 40% and greater than 30%	3	0
Less than or equal to 30% and greater than 20%	2	0
Less than or equal to 20% and greater than 5%	1	0
SoftBank Group’s rights to nominate candidates for election to our Board of Directors are based on an eight-member board, including our Chief Executive Officer, and pursuant to the Shareholder Governance Agreement, will be modified ratably to reflect any change in the number of directors on our Board of Directors.

Additionally, for so long as SoftBank Group and its controlled affiliates own more than 70% of our outstanding ordinary shares, SoftBank Group will have the right to increase the size of our Board of Directors to nine directors and appoint a director, who need not be independent, to Board of Directors to fill the newly created vacancy. If such right is exercised, SoftBank Group will have the right to nominate up to eight candidates for election to our Board of Directors for as long as it and its controlled affiliates hold more than 70% of our outstanding ordinary shares.
Our Board of Directors will make determinations with respect to each director’s independence. To the extent SoftBank Group nominates a director as an independent director that our Board of Directors, upon advice of counsel, determines does not meet the applicable independence standards, SoftBank Group will be required to propose a new nominee.
Borrowing Powers
Subject to the Articles and the Companies Act, the Board of Directors may exercise all the powers to borrow money, provide any indemnity or guarantee, mortgage or charge our undertaking, property and uncalled capital, issue debentures and other securities and to give security, whether outright or as collateral security for any debt, liability or obligation of us or of any third party.
Capitalization of Profits
The directors may, if they are so authorized by an ordinary resolution of the shareholders of the Company, decide to capitalize any undistributed profits of the Company not required for paying any preferential dividend, or any sum standing to the credit of the Company’s share premium account, capital redemption reserve or other undistributable reserve. To the extent a capitalized sum is appropriated from profits available for distribution it may also be applied in or towards paying up any amounts unpaid on existing shares held by the entitled members, or in paying up new debentures of the Company which are allotted credited as fully paid to the entitled members (or a combination of the two).
Indemnity
So far as permitted by applicable law, every director or other officer of our group shall be indemnified against all costs, charges, expenses, losses and liabilities sustained or incurred by them in connection with that director’s or officer’s duties or powers in relation to the Company or other members of our group.
Other Relevant English Law Considerations
Application of the U.K. City Code on Takeovers and Mergers
The U.K. City Code on Takeovers and Mergers (the “Takeover Code”) applies to all offers for companies which have their registered office in the U.K., the Channel Islands or the Isle of Man if any of their equity share capital or other transferable securities carrying voting rights are admitted to trading on a U.K. regulated market or a U.K. multilateral trading facility or on any stock exchange in the Channel Islands or the Isle of Man.
The Takeover Code also applies to all offers for public companies which have their registered office in the U.K., the Channel Islands or the Isle of Man if they are considered by the Panel on Takeovers and Mergers (the “Takeover Panel”) to have their place of central management and control in the U.K., the Channel Islands or the Isle of Man. This is known as the “residency test.” In determining whether the residency test is satisfied, the Takeover Panel has regard primarily to whether a majority of a company’s directors are resident in these jurisdictions.
Although our registered office is in the U.K., the Takeover Code does not currently apply to the us because our shares are not admitted to trading on a regulated market or multilateral trading facility in the U.K. or any stock exchange in the Channel Islands or the Isle of Man, and the Takeover Panel confirmed to us that, on the basis of the residency of our directors as at the date of our final prospectus filed on September 14, 2023 with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”), relating to our Registration Statement on Form F-1, we did not have our place of central management and control in the U.K., the Channel Islands or the Isle of Man. Our place of central management and control remains outside of the U.K. for the purposes of the Takeover Code.
As a result, our shareholders are not currently entitled to the benefit of certain takeover offer protections provided under the Takeover Code, including the rules regarding mandatory takeover bids and, therefore, holders of ADSs will not benefit from these protections.
In the event that this changes, or if the interpretation and application of the Takeover Code by the Takeover Panel changes (including changes to the way in which the Takeover Panel assesses the application of the Takeover Code to English companies whose shares are listed outside of the U.K., the Channel Islands or the Isle of Man), the Takeover Code may apply to us in the future.
The Takeover Code provides a framework within which takeovers of companies are regulated and conducted. The following is a brief summary of some of the most important rules of the Takeover Code:
•Under Rule 9 of the Takeover Code, when any person acquires, whether by a series of transactions over a period of time or not, an interest in shares of a company which, taken together with shares in which such person is already interested, and in which persons acting in concert with such person are interested, carry 30% or more of the voting rights in such company, such person and, depending upon the circumstances, persons acting in concert with such person shall, except in limited circumstances, be obliged to extend offers, on the basis set out in Rules 9.3 and 9.5 of the Takeover Code, to the holders of any class of equity share capital, whether voting or non-voting, and also to the holders of any other class of transferable securities carrying voting rights. Offers for different classes of equity share capital must be comparable; the Takeover Panel should be consulted in advance in such cases.
•The offer must be in cash (or accompanied by a cash alternative) at not less than the highest price paid for any interest in the shares by the person required to make an offer or any person acting in concert with such person during the 12 months prior to the announcement of the offer.
•A similar obligation to make such a cash offer also arises when any person that (together with any persons acting in concert) is already interested in shares which in the aggregate carry 30% or more of the voting rights of a company but does not hold shares which carry more than 50% of such voting rights acquires an interest in any other shares of such company which increase the percentage of shares carrying voting rights in which such person is interested.
•Under the Takeover Code, “persons acting in concert” comprise persons who, pursuant to an agreement or understanding (whether formal or informal and whether or not in writing) co-operate to obtain or consolidate control of a company or to frustrate the successful outcome of an offer for a company and “control” means an interest or interests, in shares carrying in the aggregate 30% or more of the voting rights of a company, irrespective of whether the holding or holdings give de facto control.
For so long as SoftBank Group and any person acting in concert with it hold shares carrying more than 50% of the voting rights of the Company, subject to the Takeover Code applying, the rules relating to mandatory bids under the Takeover Code will not apply to any acquisitions of shares made by SoftBank Group or its concert parties.
Squeeze-out provisions
Under sections 979 to 982 of the Companies Act, where a takeover offer has been made for us and the offeror has acquired, or unconditionally contracted to acquire, not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror could then compulsorily acquire the remaining 10%. It would do so by sending a notice to outstanding shareholders telling them that it will compulsorily acquire their shares, provided that no such notice may be served after the end of: (a) the period of three months beginning with the day after the last day on which the offer can be accepted; or (b) if earlier, and the offer is not one to which section 943(1) of the Companies Act applies (being an offer subject to the Takeover Code), the period of six months beginning with the date of the offer.
The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, at which time the offeror must send a copy of the notice to the Company together with an instrument of transfer executed on behalf of the outstanding shareholder(s) by a person appointed by the offeror of the shares to which the notice relates, and pay the consideration to us to be held in trust for the outstanding minority shareholders. The consideration offered to the members whose shares are compulsorily acquired under this procedure must, in general, be the same as the consideration that was available under the original offer. A dissenting shareholder may object to the transfer on the basis that the offeror is not entitled and bound to acquire shares or to specify terms of acquisition different from those in the offer by applying to court within six weeks of the date on which notice of the transfer was given.
Sell Out
Sections 983 to 985 of the Companies Act also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire their shares if, prior to the expiration of the acceptance period for such offer, (a) the offeror has acquired or unconditionally agreed to acquire not less than 90% in value of all of our shares; and (b) not less than 90% of the voting rights carried by those shares. The offeror is required to give any shareholder notice of his right to be bought out within one month of that right arising. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period, or if longer a period of three months from the date of the notice. If a shareholder exercises their rights to be bought out, the offeror is required to acquire those shares on the terms of the offer or on such other terms as may be agreed.
Disclosure of Interest in Shares
Pursuant to Part 22 of the Companies Act and the Articles, we are empowered by notice in writing to require any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, within a reasonable time to disclose to us details of that person’s interest and (so far as is within his or her knowledge) details of any other interest that subsists or subsisted in those shares.
Under the Articles, if a person defaults in supplying us with the required disclosures in relation to the shares in question (the “default shares”) within the prescribed period of 14 days, our directors may by notice direct that:
•in respect of the default shares and any other shares held by such person, the relevant shareholder shall not be entitled to vote (either in person or by representative or proxy) at any general meeting or to exercise any other right conferred by a shareholding in relation to general meetings; and
•where the default shares represent at least 0.25% in nominal value of the issued shares of their class, (a) any dividend or other money payable in respect of the default shares shall be retained by us without liability to pay interest and/or (b) no transfers by the relevant shareholder of any shares may be registered (unless the shareholder himself or herself is not in default and the shareholder provides a certificate, in a form satisfactory to the directors, to the effect that after due and careful enquiry the shareholder is satisfied that none of the shares to be transferred are default shares), provided that, where shares are uncertificated, any refusal to transfer such shares can only be made in accordance with and subject to the provisions of the Uncertificated Securities Rules.
Purchase of Own Shares
Under the laws of England and Wales, a public limited company may purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, subject to complying with procedural requirements under the Companies Act (including that the purchase be approved by the company’s shareholders) and provided that the company’s articles of association do not restrict the company’s ability to purchase its own shares. Our Articles do not prohibit us from purchasing our own shares. Therefore, subject to the Companies Act and without prejudice to any relevant special rights attached to any class of shares, the Company may purchase any of its own shares of any class in any way and at any price (whether at par or above or below par). A limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.
Any such purchase will be either a “market purchase” or an “off market purchase,” each as defined in the Companies Act. A “market purchase” is a purchase made on a “recognized investment exchange” (other than an overseas exchange) as defined in the U.K. Financial Services and Markets Act 2000, as amended (the “FSMA”). An “off market purchase” is a purchase that is not made on a “recognized investment exchange.” Both “market purchases” and “off market purchases” require prior shareholder approval by way of an ordinary resolution. In the case of an “off market purchase,” a company’s shareholders, other than the shareholders from whom the company is purchasing shares, must approve the terms of the contract to purchase shares and in the case of a “market purchase,” the shareholders must approve the maximum number of shares that can be purchased and the maximum and minimum prices to be paid by the company. Both resolutions authorizing “market purchases” and “off-market purchases” must specify a date, not later than five years after the passing of the resolution, on which the authority to purchase is to expire.
A share buy-back by a company of its shares will give rise to U.K. stamp duty (and may give rise to stamp duty reserve tax) at the rate of 0.5% of the amount or value of the consideration payable by the company (rounded up to the next £5.00), and such stamp duty (or stamp duty reserve tax) will be paid by the company. The charge to stamp duty reserve tax will be cancelled or, if already paid, repaid (generally with interest), where a transfer instrument for stamp duty purposes has been duly stamped within six years of the charge arising (either by paying the stamp duty or by claiming an appropriate relief) or if the instrument is otherwise exempt from stamp duty.
The Nasdaq Global Select Market is an “overseas exchange” for the purposes of the Companies Act and accordingly does not fall within the definition of a “recognized investment exchange” for the purposes of the FSMA, as modified by the Companies Act, and any purchase made by us would need to comply with the procedural requirements under the Companies Act that regulate “off market purchases.”
Distributions and Dividends
Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under the laws of England and Wales.
It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the Company is at least equal to the amount of its capital. A public company can only make a distribution:
•if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and
•if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of its net assets to less than that total.

Shareholder Rights
Certain rights granted under the Companies Act, including the right to requisition a general meeting or require a resolution to be put to shareholders at the annual general meeting, are only available to our shareholders. For English law purposes, our shareholders are the persons who are registered as the owners of the legal title to the shares and whose names are recorded in our register of members. If a person who holds their ADSs in the depositary wishes to exercise certain of the rights granted under the Companies Act, they will be required to first take steps to withdraw their ADSs from the settlement system operated by the depositary and become the registered holder of the shares in our register of members. A withdrawal of shares from depositary may have tax implications.
Requisitioning Shareholder Meetings
If any shareholder or shareholders representing at least 5% of the paid-up capital of the Company carrying voting rights requests, in accordance with the provisions of the Companies Act, us to (a) call a general meeting for the purposes of bringing a resolution before the meeting, or (b) give notice of a resolution to be proposed at a general meeting, such request must among other things (in addition to any other statutory requirements):
•set forth the name and address of the requesting person and equivalent details of any person associated with it or him (in the manner contemplated by the Articles), together with details of all interests held by such person (and their associated persons) in us;
•if the request relates to any business the member proposes to bring before the meeting, set forth a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text of the proposal (including the complete text of any proposed resolutions) and, in the case of any proposal to amend the Articles, the complete text of the proposed amendment;
•set forth, as to each person (if any) whom the shareholder proposes to nominate for appointment to the Board of Directors, all information that would be required to be disclosed by us in connection with the election of directors, and such other information as we may require to determine the eligibility of such proposed nominee for appointment to the Board of Directors.
Exchange Controls
There are no governmental laws, decrees, regulations or other legislation in the U.K. that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our ordinary shares or ADSs representing our ordinary shares, other than withholding tax requirements. There is no limitation imposed by the laws of England and Wales or in the Articles on the right of non-residents to hold or vote shares.
Differences in Corporate Law
The applicable provisions of the Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to us and the General Corporation Law of the State of Delaware relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and the laws of England and Wales.

	England and Wales	Delaware

Number of Directors	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in the company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors may be made only by amendment of the certificate of incorporation.

Removal of Directors	Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed, such as allowing the director to make representations against his or her removal either at the meeting or in writing.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause; or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

Vacancies on the Board of Directors	The procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or bylaws of the corporation; or (b) the certificate of incorporation directs that a particular class of stock or series thereof is to elect such director, in which case a majority of the other directors elected by such class or series, or a sole remaining director elected by such class or series, will fill such vacancy.

	England and Wales	Delaware

Annual General Meeting	Under the Companies Act, a public limited company must hold an annual general meeting in each six-month period following its annual accounting reference date.
Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting
Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors.
Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings (excluding any paid up capital held as treasury shares) can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves (or any of them representing more than one half of the total voting rights of all of them) convene a general meeting.
Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings
Subject to a company’s articles of association providing for a longer period, under the Companies Act, at least 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 days nor more than 60 days before the date of the meeting and shall specify the place, date, hour, the means of remote communications by which stockholders and proxy holders may be deemed present and may vote at the meeting, the record date for determining stockholders entitled to vote at the meeting (if different than the record date for determining stockholders entitled to notice) and, if the meeting is a special meeting, the purpose or purposes of the meeting.

	England and Wales	Delaware

Quorum	Subject to the provisions of a company’s articles of association, the Companies Act provides that two shareholders present at a meeting (in person, by proxy or authorized representative under the Companies Act) shall constitute a quorum for companies with more than one member.
The certificate of incorporation or bylaws may specify the number of shares, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum, but in no event shall a quorum consist of less than one third of the shares entitled to vote at the meeting. In the absence of such specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders.

Proxy	Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.
Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Preemptive Rights
Under the Companies Act, “equity securities,” being (a) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution, referred to as “ordinary shares,” or (b) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing holders of equity shares in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.

Under Delaware law, stockholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

	England and Wales	Delaware

Authority to Allot	Under the Companies Act, the directors of a company must not allot shares or grant rights to subscribe for or to convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.
Under Delaware law, the board of directors or, if the certificate of incorporation so provides, the stockholders have the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers
Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.
Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he or she is convicted); and (c) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with activities as trustee of an occupational pension plan).

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:
•any breach of the director’s duty of loyalty to the corporation or its stockholders;
• acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
• intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or
• any transaction from which the director derives an improper personal benefit.

	England and Wales	Delaware

Voting Rights
Unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attaching to treasury shares); or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (excluding any voting rights attaching to treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.
Under the laws of England and Wales, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution.
On a show of hands, special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting. If a poll is demanded, a special resolution is passed if it is approved by holders representing not less than 75% of the total voting rights of shareholders present in person or by proxy who, being entitled to vote, vote on the resolution.
Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

	England and Wales	Delaware

Shareholder Vote on Certain Transactions
The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations, or takeovers. These arrangements require:
•the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors or a class thereof representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof, respectively, present and voting, either in person or by proxy; and
•the approval of the court.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:
•the approval of the board of directors; and
•approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Standard of Conduct for Directors
Under the laws of England and Wales, a director owes various statutory and fiduciary duties to a company, including:
• to act in the way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole, and in doing so have regard (amongst other matters) to: (a) the likely consequences of any decision in the long-term, (b) the interests of the company’s employees, (c) the need to foster the company’s business relationships with suppliers, customers and others, (d) the impact of the company’s operations on the community and the environment, (e) the

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.
Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction.

England and Wales	Delaware

desirability to maintain a reputation for high standards of business conduct, and (f) the need to act fairly as between members of the company;
•to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;
• to act in accordance with our constitution and only exercise his or her powers for the purposes for which they are conferred;
• to exercise independent judgment;
•to exercise reasonable care, skill, and diligence;
•not to accept benefits from a third party conferred by reason of his or her being a director or doing, or not doing, anything as a director; and
•a duty to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.
In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

	England and Wales	Delaware

Shareholder Litigation
Under the laws of England and Wales, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management.
Notwithstanding this general position, the Companies Act provides that (a) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust; and (b) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:
•state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and
• allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or
•state the reasons for not making the effort.
Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

American Depositary Shares
Citibank, N.A. (“Citibank”) has agreed to act as the depositary for the ADSs. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American depositary receipts (“ADRs”). The depositary typically appoints a custodian to safe keep the securities on deposit. In this case, the custodian is Citibank, N.A., London Branch, located at Citigroup Centre, Canada Square, Canary Wharf, London, E14 5LB, United Kingdom.
We have appointed Citibank as depositary pursuant to the deposit agreement.
Below is a customary summary description of the material terms of the ADSs and of the material rights of holders of ADSs. Summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.
Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one ordinary share that is on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-ordinary share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will, under the terms of the deposit agreement, be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.
If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary. As an ADS holder, you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of England and Wales, which may be different from the laws of the U.S.
In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates are required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.
As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder. The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and the extent to which, the depositary’s services are made available to you.
As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the direct registration system or DRS). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the U.S. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.
The registration of the ordinary shares in the name of the depositary or the custodian will, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian will at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.
Dividends and Other Distributions
As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.
Distributions of Cash
Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of England and Wales.
The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the U.S. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the U.S.
Distributions of Shares
Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.
No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights
Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.
The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide to the depositary all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.
The depositary will not distribute the rights to you if:
•we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you;
•we fail to deliver satisfactory documents to the depositary; or
•it is not reasonably practicable to distribute the rights.
The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.
The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.
If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.
Other Distributions
Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.
If it is reasonably practicable to distribute such property to you and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.
The depositary will not distribute the property to you and will sell the property if:
•we do not request that the property be distributed to you or if we ask that the property not be distributed to you;
•we do not deliver satisfactory documents to the depositary; or
•the depositary determines that all or a portion of the distribution to you is not reasonably practicable.
The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.
The custodian will be instructed to surrender the ordinary shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars, if received in a currency other than U.S. dollars, upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.
Changes Affecting Ordinary Shares
The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, subdivision, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, scheme of arrangement, consolidation or sale of assets of the Company.
If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance of ADSs upon Deposit of Ordinary Shares
The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by the legal considerations in the U.S. and in England and Wales applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.
When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:
•the ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;
•all preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised;
•you are duly authorized to deposit the ordinary shares;
•the ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement);
•the ordinary shares presented for deposit have not been stripped of any rights or entitlements; and
•the deposit of shares does not violate any applicable provision of English law.
 If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination and Split Up of ADRs
As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:
•ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;
•provide such proof of identity and genuineness of signatures as the depositary deems appropriate;
•provide any transfer stamps required by the State of New York or the U.S.; and
•pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADSs.
To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges, expenses, taxes and governmental charges payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.
Withdrawal of Ordinary Shares Upon Cancellation of ADSs
As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by the legal considerations in the U.S. and in England and Wales applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. The depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.
You will have the right to withdraw the securities represented by your ADSs at any time except as a result of:
•temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;
•obligations to pay fees, taxes and similar charges;
•restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit; and/or
•other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time).
The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.
Voting Rights
As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “—Articles of Association” above.
At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the ordinary shares represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.
If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote (or cause the custodian to vote) the securities (in person or by proxy) represented by the holder’s ADSs in accordance with the voting instructions received from such holder.
Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). If the depositary timely receives voting instructions from a holder of ADSs which fail to specify the manner in which the depositary is to vote the ordinary shares represented by such holder’s ADSs, the depositary will deem such holder (unless otherwise specified in the notice distributed to holders) to have instructed the depositary to vote in favor of the items set forth in such voting instructions. The ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.
Amendments and Termination
We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).
We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.
Termination
After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).
In connection with any termination of the deposit agreement, the depositary may, with our consent, and shall, at our instruction, distribute to owners of ADSs the deposited property in a mandatory exchange for, and upon a mandatory cancellation of, the ADSs. The ability to receive the deposited property upon termination of the deposit agreement would be subject, in each case, to receipt by the depositary of (i) confirmation of satisfaction of certain U.S. regulatory requirements and (ii) payment of applicable depositary fees. The depositary will give notice to owners of ADSs at least 30 calendar days before termination of the deposit agreement. Owners of ADSs would be required to surrender ADSs to the depositary for cancellation in exchange for the deposited property.
Books of Depositary
The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.
Transmission of Notices, Reports and Proxy Soliciting Material
The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to.
Limitations on Obligations and Liabilities
The deposit agreement limits our obligations and the depositary’s obligations to you, including in the following ways:
•We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and without negligence and in accordance with the terms of the deposit agreement.
•The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the creditworthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.
•We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.
•We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of the Articles, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.
•We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in the Articles or in any provisions of or governing the securities on deposit.
•We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.
•We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.
•We and the depositary also disclaim any liability for any action or inaction of any clearing or settlement system (and any participant thereof).
•We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.
•We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.
•No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.
Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary and you as ADS holder.
Nothing in the deposit agreement precludes the depositary (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates the depositary to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the deposit agreement, such limitations would likely continue to apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the ordinary shares, and such limitations would most likely not apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the ordinary shares and not under the deposit agreement.
In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.
Taxes
You will be responsible for the taxes and other governmental charges payable on the ADSs, ADRs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.
The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.
Foreign Currency Conversion
The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:
•Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.
•Distribute the foreign currency to holders for whom the distribution is lawful and practical.
•Hold the foreign currency (without liability for interest) for the applicable holders.
Governing Law/Waiver of Jury Trial
The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of England and Wales.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT, THE ADRs AND ADSs AGAINST US AND/OR THE DEPOSITARY.
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed by agreeing to the terms of the deposit agreement to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.